UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 13, 2004

LINCOLN NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State of Incorporation)	(Commission File Number	(I.R.S. Employer Identification No.)

1500 Market Street, Suite 3900, Centre Square West Tower, Philadelphia, PA 19102

(Address of principal executive offices)

Registrant’s telephone number 215-448-1400

Item 9 Regulation FD Disclosure

Below is Lincoln National Corporation’s Third Quarter 2004 Guidance for the Estimated Effect of Equity Market Changes on its Quarterly Results.

Third Quarter 2004 Guidance for the Estimated Effect of Equity Market Changes

In prior periods, Lincoln National Corporation (“LNC”) provided guidance on the estimated effect of equity market changes on its quarterly results. The following guidance is being provided for purposes of modeling the expected effects of equity market changes for the third quarter of 2004. As explained in greater detail below, the effects on LNC’s results of significant changes in equity markets are complex and are not expected to be proportional for market increases and market decreases. The third quarter of 2004 information provided below is based upon market conditions and LNC’s mix of business as of the end of the second quarter of 2004. All amounts provided in this guidance are on an after-tax basis. This guidance can be expected to change as actual circumstances change. Actual effects may vary depending on a variety of factors, many of which are outside of LNC’s control, such as changing customer behaviors that might result in changes in the mix of LNC’s business between variable or fixed annuity contracts, switching between investment alternatives available within variable products, or changes in policy lapsation rates. Although LNC believes this guidance provides reasonable estimates based upon conditions as of July 1, 2004, actual results may differ materially from those projected and LNC claims no responsibility for updating this forward-looking information.

This guidance is intended to provide a general indication of the expected effect of equity market changes on LNC’s fee income, deferred acquisition costs (“DAC”), present value of in-force (“PVIF”) intangible assets and deferred front-end load revenue (“DFEL”). Excluded from this guidance is the effect equity market changes may have upon LNC’s realized and unrealized gains and losses on investments, intangible assets, other than DAC and PVIF, and other items. For example, write-downs for impairment of goodwill and deferred dealer commission assets may be necessary under certain market conditions. These matters are not included within the guidance provided in this document.

In July 2003, the Accounting Standards Executive Committee (“AcSEC”) of the American Institute of Certified Public Accountants issued Statement of Position 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts” (“the SOP”). LNC adopted the SOP as of January 1, 2004, which, among other things, provides guidance for computing reserves for products with guaranteed benefits, such as guaranteed minimum death benefits (“GMDB”), and for products with annuitization benefits such as guaranteed minimum income benefits. Although there was no method prescribed under generally accepted accounting principles for GMDB reserving until the issuance of the SOP, LNC’s Retirement segment has been recording a reserve for GMDB’s. As discussed in LNC’s report on Form 10-Q for the first quarter of 2004, under the SOP the reserve is calculated by multiplying the current benefit ratio (present value of total expected GMDB payments over the life of the contract divided by the present value of total expected assessments over the life of the contract) by the cumulative assessments recorded from the contract inception through the balance sheet date less the cumulative GMDB payments plus interest. The change in the reserve for a quarter is then the benefit ratio multiplied by the assessments recorded for the quarter less GMDB claims paid in the quarter plus interest. If experience or assumption changes result in a new benefit ratio, the reserves are unlocked to reflect the changes in a manner similar to DAC. Consequently, the future movement of GMDB reserves as a result of changes in equity market performance is expected to have a different pattern going forward than was the case prior to the adoption of the SOP. In addition, because of the inter-relationship between the amortization of DAC and the changes in GMDB reserves, the SOP is expected to also change the pattern of future DAC amortization resulting from changes in future equity market performance. The guidance provided below for the estimated affects of market changes has been updated to reflect LNC’s best estimates of the new DAC effects. While changes in equity markets are expected to continue to have an effect on the net amount at risk and the level of future benefit payments, the GMDB reserve is not expected to be as sensitive to equity market movements as it was under the previous reserve methodology. As a result, factors for GMDB are no longer being provided.

Equity Market Guidance Factors:

Presented below are estimated annual effects for every one percent change in the relevant equity market as currently used by LNC in modeling the expected effects of equity market changes for the Life Insurance, Investment Management and Lincoln UK segments. These factors are believed to be predictive for changes in equity markets ranging from a decline of up to 20% to an increase of up to 10%. More significant equity market changes are beyond the predictive range of these factors. The factors for the Lincoln Retirement segment are presented separately, because the effects for the Retirement segment vary significantly depending upon the relative performance of the equity markets.

	Fee Income	DAC/DFEL/PVIF
	(Dollars in Millions)
Life Insurance	Not Meaningful	$0.11
Investment Management	$0.7	—
Lincoln UK	$0.2	$0.4

As explained in more detail in the discussion presented below, these fee income effect factors represent an expected annual effect. The result of the above factor should be multiplied by 25% to arrive at the estimated quarterly effect. In contrast, the DAC/DFEL/PVIF effects are fully reflected in the current quarter. LNC’s current equity market assumption underlying these account balances is that equity markets grow by 9% per year, or 2.25% per quarter. Accordingly, the above factors should be applied to the difference in the actual performance of the relevant equity market relative to the assumed 2.25% quarterly equity market growth assumption. No factor is provided in the above chart for a 1% change in the equity markets for the Investment Management segment DAC, as equity market performance required to trigger unlocking is beyond the percentage changes noted in the following illustrative scenarios. The trigger point for negative DAC unlocking in the third quarter of 2004 is an approximate 26% decline in the equity markets and the trigger point for positive unlocking in the third quarter is an approximate 18% increase in the equity markets.

Lincoln Retirement:

As the tables below indicate, the annual effect of a one percent change in equity markets varies depending upon the severity of the change. Presented below are estimated annual effects for various market changes that are currently used by LNC in modeling the Lincoln Retirement segment. These estimated effects are subject to ongoing modification, as they are particularly sensitive to the mix of business and to the actual level of variable account balances.

The following table provides the annual after-tax effect for changes in equity markets for the Lincoln Retirement segment related to fee income:

($ Millions for each 1% Change in Relevant Market Index)

	11 - 20% Decline	6 - 10% Decline	1 to 5% Decline	No Change	1 to 5% Increase	6 - 10% Increase	10% +

Fee Income	($2.5)	($2.7)	($2.8)	—	$2.8	$3.0	$3.1

The estimated annual effects indicated in the table above are applicable for the third quarter of 2004. For example, assume an estimate is being computed for the quarterly effect on Lincoln Retirement fee income due to a 2.5% increase in the markets occurring evenly throughout the third quarter of 2004. In this example, the expected quarterly effect of a third quarter 2.5% increase is estimated as: ($2.8 x 1.25/4) = $0.9 million. Note that this example used one-half of the 2.5% increase in equity markets, or 1.25%, given the assumption that the quarterly equity market growth occurred evenly throughout the quarter. As explained in more detail under the background information presented later in this document, the effect of quarterly equity market changes upon fee revenues will not be fully recognized in the current quarter due to the fact that fee revenues are earned based upon daily variable account values.

The table provided below contains information for use in estimating the third quarter 2004 after-tax effect for changes in equity markets for the Lincoln Retirement segment related to DAC and DFEL.

($Millions for each 1% Change in Relevant Market Index)

	11 - 20% Decline	6 - 10% Decline	1 to 5% Decline	No Change	1 to 5% Increase	6 - 10% Increase	10% +

DAC/DFEL	($0.8)	($0.8)	($0.7)	$0.6	$0.6	$0.6	$0.7

The estimated quarterly effects indicated in the table above are applicable for the third quarter of 2004. For example, assume an estimate is being computed for the quarterly effect on Lincoln Retirement’s DAC due to a 2.5% increase in the equity markets occurring in the third quarter of 2004. The estimated quarterly effect is calculated as follows: $0.6 x 0.25 = $0.2 million.

Factors for DAC/DFEL in the table above contemplate LNC’s utilization of reversion to the mean for amortization and unlocking in the third quarter of 2004. LNC’s reversion to the mean approach is discussed more fully in the Annual Report to Shareholders on Form 10-K for the year ended December 31, 2003 (“the Form 10-K”).

Background Information:

In measuring the estimated effects of changes in equity markets on its Lincoln Retirement segment, LNC uses the S&P 500 index. LNC has generally found that the S&P 500 index is reasonably correlated to the effect of overall equity markets performance on this segment’s account values. Because LNC’s fee income earned on its variable annuity business is determined daily, the change in the S&P 500 on a daily average basis relative to the level of the S&P 500 at the beginning of each quarter provides a reasonable indication of the impact quarterly changes in equity markets have on Lincoln Retirement’s fee income. Because end of period account values are used for computing DAC unlocking, the end of period change in the S&P 500 is used in measuring the estimated market impact of DAC unlocking. In addition, because DAC has an assumed 9% positive annual equity market return, or a 2.25% quarterly assumption, variances in actual market performance relative to these calculation assumptions will generate positive or negative DAC unlocking adjustments. Under the requirements of the SOP, the level of GMDB reserves will be affected by changes in account values, which in turn are affected by changes in the equity markets. Further, the GMDB reserve adjustment results in an increase or decrease to actual gross profits and therefore has an effect on the computation of DAC amortization. The interplay of GMDB reserve changes on DAC unlocking and DAC amortization is complex. LNC has attempted to take these interrelationships into consideration in arriving at the DAC guidance factors.

It is important to understand that the actual effect on fee income of market changes in the current quarter of an equity market change and the effect in the immediately following quarter will not be equal to a pro-rata 25% of the estimated annualized effect of the market change. This is due to the fact that the actual change in fee income in the immediate quarter during which the market changes is measured by the change in actual variable account values from the beginning of the quarter compared to the average balance of variable account values for the quarter. The change in fee income due to the change from average account values to ending account values does not occur in the immediate quarter of the market change; rather, that change in fee income will occur in the quarter following the market change. LNC estimates that this lagging effect for the second quarter of 2004 equity markets change will create an increase of $1.5 million in the third quarter of 2004 for the Lincoln Retirement segment, because the level of ending account values at June 30, 2004 exceeded average account values for the second quarter of 2004.

LNC also uses the S&P 500 index when describing the general effects of changes in equity markets for the Life Insurance segment. For the Lincoln UK segment, the FTSE 100 index provides a reasonable measure for approximating the effect of equity markets performance on earnings. The lagging effect of the second quarter equity markets change on fee income for Lincoln UK is expected to be zero in the third quarter of 2004. This is due to average account values for the second quarter of 2004 being in line with the ending account values at June 30, 2004.

Additional market indices are used in measuring the effects of the market on the results of LNC’s Investment Management segment. Of the relevant equity market indices (S&P, NASDAQ and MSCI EAFE) used to measure the effects of the market, the S&P 500, NASDAQ, and MSCI EAFE increased 1.31%, 2.69%, and 0.22% during the second quarter of 2004. The lagging effect of the second quarter equity markets change on fee income is expected to be zero in the third quarter of 2004.

Hypothetical Examples:

The following discussion concerning the estimated effects of ongoing equity market changes on LNC’s earnings is intended to be illustrative.

The relative effects shown in the illustrative scenarios presented below should not be considered to be indicative of the proportional effects on earnings that more significant changes in equity markets may generate. Such non-proportional effects include those discussed earlier, such as DAC unlocking.

Since the effects of continued equity market changes are complex and subject to a variety of estimates and assumptions, such as assumed rates of long-term equity market performance, it is difficult to provide information that can be reliably applied to predict earnings effects over a broad range of equity markets performance alternatives. But in an effort to provide some insight into these matters, LNC has provided below illustrative examples of the effects that equity market changes might be expected to have on LNC’s earnings. The underlying assumptions regarding these illustrations are as follows:

1) The first scenario assumes that equity markets remain unchanged from their respective levels at June 30, 2004 through the third quarter of 2004.

2) The second scenario assumes that from June 30, 2004 through the end of the third quarter of 2004 equity markets increase smoothly by 2.5%.

3) The third scenario assumes that from June 30, 2004 through the end of the third quarter of 2004 equity markets decline smoothly by 2.5%.

As the above assumptions indicate, actual equity market changes that may have occurred since June 30, 2004 up to the date of issuance of this guidance are not being considered; rather, the examples that follow are provided to illustrate the effects of a hypothetical change in equity markets from June 30, 2004. The following tables are examples of the estimated effects on earnings that might be expected for each of these scenarios.

Scenario #1:

No change in equity markets from June 30, 2004 through September 30, 2004.

Estimated After-tax Effect on Third Quarter of 2004 Results (in millions):

	Segment
	Lincoln Retirement	Life Insurance	Investment Management	Lincoln UK	LNC Total
Fees — Lagging Effect of 2Q04
Market Changes on 3Q04*	$1.5	$—	$—	$—	$1.5
Fees — Current Effects in Third Quarter	—	—	—	—	—

Total Fee Income	1.5	—	—	—	1.5

DAC/DFEL**	(1.4)	(0.2)	—	(0.9)	(2.5)

Total Effect	$0.1	$(0.2)	$—	$(0.9)	$(1.0)

*	Differences exist in the market change effect on fee income for the current quarter, as compared to the ongoing quarterly effect, because the change in fee income in the immediate quarter is determined by the change in beginning variable account balances to average variable account balances for the current quarter. The change in fee income in the next subsequent quarter is determined by the change in average account values to ending variable account values that occurred due to the market changing in the preceding quarter. However, in all following quarters, the ongoing effect of changes in the market occurring in the current quarter will be determined by the difference in beginning of quarter to end of quarter variable account balances. For purposes of this guidance, the change in account values is assumed to correlate with the change in the relevant index.
**	This amount includes the impact on DAC, DFEL and PVIF for the Life Insurance and Lincoln UK segments.

Scenario #2:

2.5% increase in equity markets from June 30, 2004 to September 30, 2004 occurs smoothly during the quarter.

Estimated After-tax Effect on Third Quarter of 2004 Results (in millions):

	Segment
	Lincoln Retirement	Life Insurance	Investment Management	Lincoln UK	LNC Total
Fees — Lagging Effect of 2Q04
Market Changes on 3Q04*	$1.5	$—	$—	$—	$1.5
Fees — Current Effects in Third Quarter	0.9	—	0.4	0.1	1.4

Total Fee Income	2.4	—	0.4	0.1	2.9

DAC/DFEL**	0.2	—	—	0.1	0.3

Total Effect	$2.6	$—	$0.4	$0.2	$3.2

*	See * under Scenario #1 for explanation.
**	See ** under Scenario #1 for explanation.

Scenario #3:

2.5% decline in equity markets from June 30, 2004 to September 30, 2004 occurs smoothly during the quarter.

Estimated After-tax Effect on Third Quarter of 2004 Results (in millions):

	Segment
	Lincoln Retirement	Life Insurance	Investment Management	Lincoln UK	LNC Total
Fees — Lagging Effect of 2Q04
Market Changes on 3Q04*	$1.5	$—	$—	$—	$1.5
Fees — Current Effects in Third Quarter	(0.9)	—	(0.4)	(0.1)	(1.4)

Total Fee Income	0.6	—	(0.4)	(0.1)	0.1

DAC/DFEL**	(3.3)	(0.5)	—	(1.9)	(5.7)

Total Effect	$(2.7)	$(0.5)	$(0.4)	$(2.0)	$(5.6)

*	See * under Scenario #1 for explanation.
**	See ** under Scenario #1 for explanation.

The following table provides estimated annual effect in millions of dollars per one-percentage change and the changes in each of the relevant market indices. Taking one-fourth of this annual estimate will generate the expected effect of the equity market change on quarterly results, with the exception of DAC unlocking where the effect is fully reflected in one quarter.

Segment and Effect	Relevant Measure	No Change in Market	2.50% increase in Third Quarter 2004	2.50% decline in Third Quarter 2004
Lincoln Retirement - Fee Income	Ave Daily Change in S&P 500	$0.0 M x 0.0	$2.8 M x 1.25	$2.8 M x (1.25)
Lincoln Retirement - DAC/DFEL	Actual Change in S&P 500 vs. Expected	$0.6 M x (2.25)	$0.6 M x 0.25	$0.7 M x (4.75)
Life Insurance - DAC/DFEL/PVIF	Actual Change in S&P 500 vs. Expected	$0.11 M x (2.25)	$0.11 M x 0.25	$0.11 M x (4.75)
Investment Management - Fee Income	Blend of Market Indices	$0.7 M x 0.0	$0.7 M x 2.5	$0.7 M x (2.5)
Investment Management - DAC*	Blend of Market Indices	$0.0 M x (2.25)	$0.0 M x 0.25	$0.0 M x (4.75)
Lincoln UK - Fee Income	Ave Daily Change in FTSE 100	$0.2 M x 0.0	$0.2 M x 1.25	$0.2 M x (1.25)
Lincoln UK - DAC/DFEL/PVIF	Actual Change in FTSE 100 vs. Expected Change	$0.4 M x (2.25)	$0.4 M x 0.25	$0.4 M x (4.75)

*	The factors for a 1% change in the equity markets for the Investment Management segment DAC are noted as approximately $0.0 M on the above chart. This is because the trigger points for unlocking are beyond the percentage changes noted in the above scenarios. The trigger point for negative DAC unlocking in the third quarter of 2004 is an approximate 26% decline in the equity markets and the trigger point for positive unlocking in the third quarter is an approximate 18% increase in the equity markets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION

By	/s/ Douglas N. Miller
Name:	Douglas N. Miller
Title:	Vice President, Chief Accounting Officer and Controller

Date: August 13, 2004